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                                                               EXHIBIT NO. 11(a)

                    ARMSTRONG HOLDINGS, INC. AND SUBSIDIARIES

                    COMPUTATION FOR BASIC EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31
                 (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)

                                                                2001         2000         1999
                                                               ------       ------       ------
Basic earnings per share
------------------------
    Net earnings                                               $ 92.8       $ 12.2       $ 14.3

    Average number of common shares outstanding                  40.5         40.2         39.9

    Basic earnings per share                                   $ 2.29       $ 0.30       $ 0.36